SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 27, 2008

Waccamaw Bankshares, Inc.

(Exact name of Registrant as specified in its charter)

North Carolina	000-32985	52-2329563
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification number)

110 N. POWELL BOULEVARD, WHITEVILLE, NC	28472
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (910) 641-0044

Not Applicable

(Former Name of Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 27, 2008, the Registrant entered into a Credit Agreement and Pledge Agreement and executed and delivered a promissory note all in connection with a loan to the Registrant in the principal amount of $1.0 million.

This obligation incurs interest at the prime rate as reported from time to time in the “Money Rates” section of the Wall Street Journal. Interest is payable quarterly on January 1, April 1, July 1 and October 1 of each year and principal is due and payable in minimum installments of $100,000 on July 1 of each year beginning on July 1, 2010. The obligation may not be prepaid prior to July 1, 2010.

The lender may accelerate the indebtedness upon the Registrant’s failure to timely pay interest or principal or upon the Registrant’s failure to comply with any condition, covenant or obligation contained in the Credit Agreement or otherwise upon the occurrence of an event of default as defined in the Credit Agreement. This would include:

(i)	the Registrant’s or Waccamaw Bank’s authorization, entry into, or consummation of any plan of liquidation, reorganization, dissolution or winding-up

(ii)	a declaration by any regulatory body or agency that Waccamaw Bank is insolvent or in an unsound or unsafe condition or any event or condition that would permit any regulatory body or agency to take possession of the property or business of the bank;

(iii)	The imposition of certain bank regulatory enforcement actions against Waccamaw Bank, such as a cease and desist order;

(iv)	Notification by the FDIC that it intends to terminate Waccamaw Bank’s deposit insurance;

(v)	The insolvency, bankruptcy, inability to pay debts as they mature or appointment of a receiver or liquidator, whether voluntary or otherwise, with respect to the Registrant or Waccamaw Bank;

(vi)	Default by the Registrant or Waccamaw Bank under other obligations or capital leases;

(vii)	The issuance by the Registrant or Waccamaw Bank of capital stock (other than in connection with the exercise of outstanding stock options or warrants) without the prior approval of the lender;

(viii)	The determination that any representation or warranty included in connection with the Credit Agreement is false or misleading in any material respect;

(ix)	The failure by Waccamaw Bank to meet or exceed certain financial ratios and indicators pertaining to its weighted average return on assets; allowance for loan losses; net charge-offs; total equity capital; non-performing assets; and dividends; or

(x)	The failure of Waccamaw Bank to remain “well capitalized” or the Registrant to remain “adequately capitalized” under applicable regulatory standards.

In addition, the applicable interest rate will increase to prime rate plus 5.0% in the event of any such default.

The Registrant has pledged the stock of its wholly-owned subsidiary, Waccamaw Bank, as collateral for this obligation.

Item 8.01	Other Events.

On June 27, 2008, the Registrant’s wholly-owned subsidiary, Waccamaw Bank, sold in a private placement to a qualified institutional investor, an aggregate of $3,000,000 of subordinated notes. The notes have a floating interest rate based on the 3-month London Inter-bank offered rate (LIBOR) plus 3.50% reset quarterly on the 2nd LIBOR banking day preceding January 1, April 1, July 1 and October 1 of each year, beginning on September 29, 2008. The notes currently bear interest at a rate of 6.30938%. The notes will mature on July 1, 2015. Waccamaw Bank may redeem the notes, in whole or in part, at any time beginning on July 1, 2010 at a price equal to 100% of the aggregate principal amount of the redeemed notes plus accrued but unpaid interest to the redemption date.

The notes were issued pursuant to a Fiscal and Paying Agency Agreement, dated as of June 26, 2008, with Wilmington Trust Company as fiscal and paying agent thereunder.

The Registrant is not a guarantor of the notes and has no direct or indirect obligation with respect to the notes, other than by virtue of its ownership of 100% of the issued and outstanding common stock of Waccamaw Bank.

This Current Report on Form 8-K (including information included or incorporated by reference herein) may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of Registrant’s goals and expectations with respect to earnings, income per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may”, “could”, “should”, “would”, “believe”, “anticipate”, “estimate”, “expect”, “intend”, “plan”, “projects”, “outlook” or similar expressions. These statements are based upon the current belief and expectations of Registrant’s management and are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond Registrant’s control).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WACCAMAW BANKSHARES, INC.

By:	/s/ James G. Graham
James G. Graham
President and Chief Executive Officer

Dated: July 3, 2008